Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Inpixon of our report dated July 13, 2023, which includes an explanatory paragraph as to XTI Aircraft Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of XTI Aircraft Company as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in the Form 1-K filed with the Securities and Exchange Commission on July 13, 2023 by XTI Aircraft Company, and to all references to our firm included in such registration statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

February 6, 2024